Exhibit 10.1

Limitation of Liability Agreement

　　　　　　　　　　　　　　　 (hereinafter referred to as the “Officer”) and SFIDA X, Inc. (hereinafter referred to as the “Company”) hereby enter into this Limitation of Liability Agreement (this “Agreement”) in connection with his or her appointment as a non-executive director, etc. (as defined in Article 427, Paragraph 1 of the Companies Act) of the Company.

Article 1 (Purpose)

1.	The purpose of this Agreement is to limit the liability of the Officer for damages in the event that he or she causes damage to the Company in the performance of his or her duties as a non-executive director, etc. of the Company, in accordance with the Articles of Incorporation of the Company and Article 427 of the Companies Act and other applicable laws and regulations.

Article 2 (Limitation of Liability)

1.	With respect to the liability of this Officer under Article 423, Paragraph 1 of the Companies Act, if this Officer has performed his or her duties in good faith and without gross negligence, the liability of this Officer shall be limited to the minimum liability set forth in Article 425, Paragraph 1 of the Companies Act.

Article 3 (Restrictions, etc. under the Companies Act)

1.	In the event that the Officer is found not to be liable for damages for the portion exceeding the limit set forth in Article 2 of this Agreement, the Officer may not exercise or transfer the stock acquisition rights stipulated in Article 425, Paragraph 1, Item 2 until the procedures required by the Companies Act are completed.

2.	In the event that the Officer is found not to be liable for damages for the portion exceeding the limit set forth in Article 2 of this Agreement, if the Officer holds warrants representing the stock acquisition rights stipulated in Article 425, Paragraph 1, Item 2 of the Companies Act, the Officer shall deposit such warrants with the Company without delay.

Article 4 (Effect)

1.	This Agreement shall take effect on the date of execution of this Agreement and shall remain in force until the time the Officer loses his or her position as a non-executive director, etc. of the Company. In the event that the Officer formally loses his or her position as a non-executive director, etc. of the Company due to the expiration of his or her term of office or other reasons, but is immediately reappointed and continues to hold the position as a non-executive director, etc. of the Company, this Agreement shall continue in full force and effect.

2.	If the Officer assumes office as an executive director, etc. of the Company (meaning an executive director, etc. as defined in Article 2, Item 15 (a) of the Companies Act), this Agreement shall cease to be effective.

3.	Even if this Agreement is terminated, this Agreement shall continue to apply with respect to any actions taken by the Officer as a non-executive director, etc. of the Company with during the term of this Agreement.

Article 5 (Relationship between Laws and Regulations and the Articles of Incorporation and this Agreement)

1.	Matters not provided for in this Agreement shall be governed by the Articles of Incorporation of the Company and the provisions of the Companies Act and other applicable laws and regulations.

2.	The limitation of liability under this Agreement shall not be absolute and exclusive, and shall not preclude any other limitation of liability or remedy under the Articles of Incorporation of the Company or the Companies Act or any other law or regulation.

3.	This Agreement shall not apply in the event that the liability of the Officer is exempted for the entire amount exceeding the limit stipulated in Article 2 upon the approval of a general meeting of shareholders or in accordance with Article 425 of the Companies Act or Article 426 of the Companies Act.

Article 6 (Taxes)

1.	The Officer shall handle any taxes relating to the limitation or exemption of liability under this Agreement at his or her own expense responsibility.

Article 7 (Director and Officer Liability Insurance)

1.	The Company, at its discretion, may determine from time to time whether or not to purchase director and officer liability insurance, and if so, the details of the insurance contract and other matters as it deems appropriate.

Article 8 (Amendments)

1.	The terms of this Agreement may be modified only by written agreement of the parties hereto.

Article 9 (Entire Agreement)

1.	This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contained herein and supersedes all prior agreements, representations and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

Article 10 (Severability)

1.	If any provision of this Agreement or part thereof shall be held invalid or unenforceable, the remaining provisions of this Agreement and the remainder of any provision held invalid or unenforceable shall continue in full force and effect, and the parties hereto shall endeavor to modify such invalid or unenforceable provision or part to the extent necessary to make it lawful and enforceable, and to ensure that the intent and legal and economic effect of such invalid or unenforceable provision or part are legitimate. The parties hereto shall endeavor to modify such invalid or unenforceable provision or portion to the extent necessary to make it legal and enforceable and to ensure that it is equivalent in intent and legal and economic effect to the invalid or unenforceable provision or portion.

Article 11 (Governing Law; Jurisdiction)

1.	This Agreement shall be governed by the laws of Japan and any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 12 (Consultation)

1.	Matters not stipulated in this Agreement and questions of interpretation shall be settled through mutual consultation between the parties in good faith, in addition to complying with the provisions of laws and regulations and customary practices.

As evidence of the execution of this Agreement, two (2) copies of this document shall be prepared, and one copy shall be signed and sealed by the Officer and the Company, and one copy shall be maintained by the Officer and the Company.

_______Year ______Month ______Day

The Officer

(Address)

(Name) (Seal)

The Company

(Address) Sumitomo Fudosan Shinjuku Central Park Tower, 11F, 6-18-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

(Name) SFIDA X, Inc.

Representative Director Etsuro Sumida (Seal)

End.